Exhibit 4.3

AMENDED & RESTATED EXCHANGE AGREEMENT

This Amended & Restated Exchange Agreement is made as of March 19, 2013

B E T W E E N:

AQUINOX PHARMACEUTICALS INC., a corporation existing under the laws of Canada (the “Corporation”),

– and –

AQUINOX PHARMACEUTICALS (USA) INC., a corporation existing under the laws of Delaware (“U.S. Company”),

– and –

THE HOLDERS OF SHARES in the capital of the Corporation or U.S. Company.

RECITALS:

A. In connection with a reorganization of the Corporation and a Series A financing of the Corporation and U.S. Company, the Corporation, U.S. Company and the holders of shares in the capital of the Companies entered into an exchange agreement dated June 8, 2007 (the “Original Exchange Agreement”) in order to establish a procedure whereby the rights of holders of Common Exchangeable Shares, Series A-1 Exchangeable Shares and Series A-2 Exchangeable Shares to require U.S. Company (or a Permitted Subsidiary) to purchase such shares from the holders thereof may be exercised.

B. In connection with a Series B financing of the Corporation and U.S. Company pursuant to which the Corporation issued Series B-1 Exchangeable Shares and Series B-2 Exchangeable Shares of the Corporation, on March 31, 2010 the Corporation, U.S. Company and the holders of the Common Exchangeable Shares, the Series A-1 Exchangeable Shares and the Series A-2 Exchangeable Shares amended the Original Exchange Agreement in order to establish a procedure whereby the rights of holders of Series B-1 Exchangeable Shares and Series B-2 Exchangeable Shares to require U.S. Company (or a Permitted Subsidiary) to purchase such shares from the holders thereof may be exercised.

C. The Corporation and U.S. Company propose to complete a Series C financing pursuant to which the Corporation shall issue Class C Exchangeable Shares.

D. U.S. Company is to grant to and in favour of each holder from time to time of Class C Exchangeable Shares the right to require U.S. Company (or a Permitted Subsidiary) to purchase all or any part of the Class C Exchangeable Shares.

E. The Corporation and U.S. Company propose to amend and restate the Original Exchange Agreement as set forth herein in order to, among other things, establish a procedure whereby the rights of holders of Class C Exchangeable Shares to require U.S. Company (or a Permitted Subsidiary) to purchase such shares from the holders thereof may be exercised.

F. The proposed amendment and restatement of the Original Exchange Agreement, as amended on March 31, 2010, set forth herein has been approved by the holders of the Common Exchangeable Shares, Series A-1 Exchangeable Shares, Series A-2 Exchangeable Shares, Series B-1 Exchangeable Shares and Series B-2 Exchangeable Shares as required by Section 3.1 of the Original Exchange Agreement. The undersigned shareholders hold in the aggregate at least two-thirds of the Exchangeable Shares.

NOW THEREFORE in consideration of the covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise, but for greater certainty a director or officer shall not be considered to be an Affiliate of a Person merely by acting in such capacity.

“Agreement” means this Amended & Restated Exchange Agreement, as amended, supplemented or restated.

“Automatic Exchange Rights” means the benefit of the obligation of U.S. Company or a Permitted Subsidiary to effect the automatic exchange of Exchangeable Shares for shares of U.S. Company Shares pursuant to Section 2.11 or Section 2.12.

“Board” means the board of directors of either of the Companies, as the case may be, and “Boards” shall mean the boards of directors of both Companies.

“Business” has the meaning ascribed thereto in the Shareholders’ Agreement.

“Business Day” means any day except a Saturday or Sunday, on which the Royal Bank of Canada in Vancouver, British Columbia and the Bank of America in Seattle, Washington are both open for commercial banking business during normal banking hours.

“Canadian Special Voting Shares” means the special voting shares in the capital of the Corporation.

“Change of Control” means:

(a)	any acquisition of U.S. Company by means of merger, share exchange or other form of corporate reorganization in which the stockholders of U.S. Company immediately prior to such event do not hold a majority of the outstanding shares or interest of (1) the surviving corporation or entity or (2) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, and in which outstanding shares of U.S. Company are exchanged for securities or other consideration issued (or caused to be issued) by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or entity, or any transaction or series of related transactions to which U.S. Company is a party in which in excess of fifty percent (50%) of voting power in U.S. Company is transferred;

(b)	any sale or other disposition (or series of related sales or dispositions) of the outstanding stock of U.S. Company, in any transaction or series of transactions not contemplated by the preceding subparagraph (i), in which the stockholders immediately prior to such event do not hold a majority of the outstanding stock of U.S. Company immediately after such event;

(c)	any sale, license, lease or disposition of all or substantially all of the assets of U.S. Company;

(d)	any discontinuance of the business activities of U.S. Company, and its affiliates, of a substantial and material extent and duration, provided that the determination of such discontinuance has been confirmed by the affirmative vote or written consent of the holders of the Exchangeable Preferred Shares by Preferred Shareholder Approval (the date of such Preferred Shareholder Approval shall be deemed the effective date of such discontinuance for purposes of this Agreement); or

(e)	any similar transaction as described in clauses (a) through (d) above as to the Corporation.

“Class A Preferred Stock” means the Series A-1 Preferred Stock and Series A-2 Preferred Stock.

“Class A Special Voting Stock” means the Series A-1 Special Voting Stock and the Series A-2 Special Voting Stock.

“Class A Voting Stock” means the Class A Preferred Stock and the Class A Special Voting Stock.

“Class B Preferred Stock” means the Series B-1 Preferred Stock and Series B-2 Preferred Stock.

“Class B Special Voting Stock” means the Series B-1 Special Voting Stock and the Series B-2 Special Voting Stock.

“Class B Voting Stock” means the Class B Preferred Stock and the Class B Special Voting Stock.

“Class C Exchangeable Shares” means the Class C exchangeable preferred shares in the capital of the Corporation.

“Class C Subscription Agreement” means the stock subscription agreement dated March 19, 2013 between the Corporation, U.S. Company and certain purchasers of shares of Series C Preferred Stock of U.S. Company and certain purchasers of Class C Exchangeable Shares of the Corporation.

“Closing Documents” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Common Exchangeable Shares” means the common exchangeable shares in the capital of the Corporation, exchangeable for U.S. Company Common Stock.

“Companies” means, collectively, the Corporation and U.S. Company and “Company” shall mean either of them.

“Constating Documents” means the articles or certificate of incorporation, continuance or amalgamation pursuant to which a corporation was incorporated, continued or amalgamated, as the case may be, together with any amendments thereto or replacements thereof, and the by-laws (if any) of such corporation.

“Corporation Automatic Liquidation Event” has the meaning ascribed thereto in Section 2.12(a).

“Corporation Automatic Liquidation Event Record Date” has the meaning ascribed thereto in Section 2.12(b).

“Corresponding U.S. Company Shares” means, with respect to a class or series of Exchangeable Shares, the class or series of U.S. Company Shares set out opposite such class or series of Exchangeable Shares in the list immediately below:

Class or Series of U.S. Company Shares	Class or Series of Exchangeable Shares

Common Shares	Common Exchangeable Shares

Series A-1 Preferred Stock	Series A-1 Exchangeable Shares

Series A-2 Preferred Stock	Series A-2 Exchangeable Shares

Series B-1 Preferred Stock	Series B-1 Exchangeable Shares

Series B-2 Preferred Stock	Series B-2 Exchangeable Shares

Series C Preferred Stock	Class C Exchangeable Shares

and “Corresponding Exchangeable Shares”, “Corresponds” and “Corresponding” shall have correlative meanings.

“Exchange Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Exchange Right” has the meaning ascribed thereto in Section 2.1.

“Exchange Right Consideration” has the meaning ascribed thereto in Section 2.4.

“Exchangeable Preferred Shares” means the Series A-1 Exchangeable Shares, Series A-2 Exchangeable Shares, Series B-1 Exchangeable Shares, Series B-2 Exchangeable Shares and Class C Exchangeable Shares.

“Exchangeable Share Provisions” means the special rights and restrictions attaching to the Exchangeable Shares as set forth in the articles of incorporation of the Corporation.

“Exchangeable Shares” means the Common Exchangeable Shares, Series A-1 Exchangeable Shares, Series A-2 Exchangeable Shares, Series B-1 Exchangeable Shares, Series B-2 Exchangeable Shares and Class C Exchangeable Shares.

“Fully Converted Basis” at any time means that all Shares then outstanding which are convertible or exchangeable (directly or indirectly) (including pursuant to this Agreement) into U.S. Company Common Stock at that time shall be deemed to have been fully converted and exchanged into U.S. Company Common Stock, in accordance with the rights, privileges, restrictions and conditions attached thereto, and U.S. Company Common Stock issuable as a result thereof shall be deemed to have been issued and to form part of the holdings of the Person(s) entitled to receive such U.S. Company Common Stock and assuming the redemption of all U.S. Company Special Voting Stock and Canadian Special Voting Shares in accordance with the rights, privileges, restrictions and conditions attached thereto. For clarity, such basis does not include options or warrants that are exercisable or exchangeable (directly or indirectly) (including pursuant to this Agreement) into U.S. Company Common Stock.

“Holders” means the registered holders from time to time of Exchangeable Shares or U.S. Company Shares other than U.S. Company and its Affiliates, including those holders who execute a counterpart to this Agreement in the form attached as Schedule A.

“Incentive Compensation Plans/ESOPs” has the meaning ascribed thereto in the Shareholders’ Agreement.

“Investor Approval” has the meaning ascribed thereto in the Shareholders’ Agreement.

“Liquidation Event” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Majority Approval” has the meaning ascribed thereto in Section 3.6(a).

“Outstanding Dividend Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Permitted Subsidiary” means a Subsidiary of U.S. Company designated by U.S. Company to assume the obligations of U.S. Company pursuant to the Exchange Right or the Automatic Exchange Rights.

“Person” means any individual, corporation, firm, partnership (including a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal; and pronouns have a similar extended meaning.

“Preferred Shareholder Approval”, in respect of a matter, means that shareholders holding at least 60% of the votes attaching to the Preferred Voting Stock then outstanding (voting together as a single class and not as separate series of stock) have approved of the matter by instrument in writing which describes the matter approved.

“Preferred Voting Stock” means the Class A Voting Stock, Class B Voting Stock and Series C Voting Stock.

“Redemption Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 2.7.

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Retraction Request” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Series A Subscription Agreement” means the stock subscription agreement dated June 8, 2007 between the Corporation, U.S. Company and certain purchasers of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock of U.S. Company and certain purchasers of Series A-1 Exchangeable Shares and Series A-2 Exchangeable Shares of the Corporation.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock in the capital of U.S. Company.

“Series A-1 Special Voting Stock” means the Series A-1 Special Voting Stock in the capital of U.S. Company.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock in the capital of U.S. Company.

“Series A-2 Special Voting Stock” means the Series A-2 Special Voting Stock in the capital of U.S. Company.

“Series B Exchangeable Shares” means the Series B-1 Exchangeable Shares and Series B-2 Exchangeable Shares in the capital of the Corporation.

“Series B Subscription Agreements” means the stock subscription agreements dated March 31, 2010 and June 14, 2010 between the Corporation, U.S. Company and certain purchasers of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock of U.S. Company and certain purchasers of Series B-1 Exchangeable Shares and Series B-2 Exchangeable Shares of the Corporation.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock in the capital of U.S. Company.

“Series B-1 Special Voting Stock” means the Series B-1 Special Voting Stock in the capital of U.S. Company.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock in the capital of U.S. Company.

“Series B-2 Special Voting Stock” means the Series B-2 Special Voting Stock in the capital of U.S. Company.

“Series C Preferred Stock” means the Series C Preferred Stock in the capital of U.S. Company.

“Series C Special Voting Stock” means the Series C Special Voting Stock in the capital of U.S. Company.

“Series C Voting Stock” means the Series C Preferred Stock and the Series C Special Voting Stock.

“Shareholders’ Agreement” means the Amended & Restated Shareholders’ Agreement dated the date hereof between the Corporation, U.S. Company and certain shareholders of the Companies, as such agreement may be amended, supplemented or restated from time to time.

“Shares” means any shares in the capital of the Corporation or U.S. Company.

“Stock Option Plans” means the stock option plans established and approved by either or both of the Boards.

“Stock Sale” has the meaning ascribed thereto in Section 3.6(c).

“Subscription Agreements” means the Series A Subscription Agreement, the Series B Subscription Agreements and the Class C Subscription Agreement.

“Subsidiary” has the meaning set forth in the Canada Business Corporations Act and includes all indirect subsidiaries.

“Support Agreement” means the Amended & Restated Support Agreement dated the date hereof between the Corporation and U.S. Company, as such agreement may be amended, supplemented or restated from time to time.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings; provided, however, that “Transfer”, “Transferred” and “Transferring” and similar words shall not include the exchange or redemption of any Exchangeable Shares or U.S. Company Special Voting Stock under the terms of this Agreement or the constating documents of the Corporation or U.S. Company.

“U.S. Company Common Special Voting Stock” means the common special voting stock in the capital of U.S. Company, having a par value of U.S. $0.000001 per share.

“U.S. Company Common Stock” means the shares of common stock in the capital of U.S. Company, having a par value of U.S. $0.000001 per share.

“U.S. Company Liquidation Event” has the meaning ascribed thereto in Section 2.11(a).

“U.S. Company Liquidation Event Record Date” has the meaning ascribed thereto in Section 2.11(b).

“U.S. Company Preferred Stock” means the U.S. Company Shares other than the U.S. Company Common Stock.

“U.S. Company Shares” means shares of the U.S. Company Common Stock and shares of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C Preferred Stock of U.S. Company and any securities into which such shares may be changed.

“U.S. Company Special Voting Stock” means shares of the U.S. Company Common Special Voting Stock and shares of the Series A-1 Special Voting Stock, Series A-2 Special Voting Stock, Series B-1 Special Voting Stock, Series B-2 Special Voting Stock and Series C Special Voting Stock of U.S. Company and any securities into which such shares may be changed.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

2.1 Grant and Ownership of the Exchange Right

U.S. Company hereby grants to the Holders (a) the right (the “Exchange Right”) to require U.S. Company or, at the option of U.S. Company, a Permitted Subsidiary, upon the occurrence and during the continuance of any (i) Liquidation Event or (ii) failure of the Corporation by reason other than a Liquidation Event to purchase the Retracted Shares pursuant to a duly completed and delivered Retraction Request, to purchase from each or any Holder, at any time and from time to time, all or any part of the Exchangeable Shares held by such Holders and (b) the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. U.S. Company hereby acknowledges receipt from the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by U.S. Company to the Holders.

2.2 Share Certificates

The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of (a) their right to exercise the Exchange Right in respect of the Exchangeable Shares and (b) the Automatic Exchange Rights.

2.3 General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and may be exercised by each Holder in respect of the Exchangeable Shares held by such Holder.

2.4 Purchase Price

The purchase price payable by U.S. Company or a Permitted Subsidiary for each Exchangeable Share to be exchanged by U.S. Company or a Permitted Subsidiary under the Exchange Right shall be an amount per share equal to the Exchange Amount, which amount shall be paid and satisfied by U.S. Company or a Permitted Subsidiary delivering to each Holder one Corresponding U.S. Company Share for each Exchangeable Share held plus an amount per Exchangeable Share equal to the Outstanding Dividend Amount on such Exchangeable Share on the date of such exchange (the “Exchange Right Consideration”).

2.5 Exercise Instructions

Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of any event as provided by paragraphs 2.1(a)(i) or (ii), to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of the Corporation. To exercise the Exchange Right, the Holder shall deliver to the Corporation, in person or by certified or registered mail the certificates representing the Exchangeable Shares which such Holder desires U.S. Company or a Permitted Subsidiary to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require together with:

(a)	a written notice of exercise of the Exchange Right attached to the Exchangeable Share certificates, stating (i) that the Holder thereby exercises the Exchange Right so as to require U.S. Company or, at the option of U.S. Company, a Permitted Subsidiary to exchange the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by U.S. Company or a Permitted Subsidiary free and clear of all liens, claims and encumbrances (other than resale restrictions arising under applicable securities laws), (iii) that such Holder is not a non-resident of Canada for the purposes of the Income Tax Act (Canada), (iv) the names in which the certificates representing U.S. Company Shares issuable in connection with the exercise of the Exchange Right are to be issued and (v) the names and addresses of the person to whom such new certificates should be delivered; and

(b)	payment (or evidence satisfactory to U.S. Company or the Permitted Subsidiary, as the case may be, and the Corporation of payment) of the taxes (if any) payable as contemplated by Section 2.8 of this Agreement.

Delivery of such written notice of exercise together with the other required documents and instruments described above shall constitute the exercise of the Exchange Right on the Holders’ part. If only a part of the Exchangeable Shares represented by any certificate or certificates are to be exchanged by U.S. Company or a Permitted Subsidiary under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder.

2.6 Delivery of Exchange Right Consideration; Effect of Exercise

Promptly after receipt by the Corporation of the certificate representing the Exchangeable Shares which the Holder desires U.S. Company or a Permitted Subsidiary to purchase under the Exchange Right (together with such documents and instruments of transfer and a written notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof)), duly endorsed for transfer to U.S. Company or a Permitted Subsidiary, the Corporation shall notify U.S. Company of its receipt of same and U.S. Company shall as soon as reasonably practical thereafter:

(a)	notify the Corporation as to whether U.S. Company or a Permitted Subsidiary will discharge the obligations of U.S. Company pursuant to the Exchange Right; and

(a)	deliver or cause to be delivered to the Holder (or to such other persons, if any, properly designated by the Holder) (i) the number of Corresponding U.S. Company Shares issuable in connection with the exercise of the Exchange Right, which shares shall, when issued and delivered against the surrender of the applicable Closing Documents, be duly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, and (ii) cheques for the balance, if any, of the total Exchange Right Consideration therefor without interest less any tax required to be deducted or withheld from the total Exchange Right Consideration by U.S. Company or the Permitted Subsidiary, provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to U.S. Company or the Permitted Subsidiary, as the case may be, and the Corporation of the payment of) the taxes, if any, payable as contemplated by Section 2.8 of this Agreement.

Immediately upon the giving of notice by the Corporation to U.S. Company of the exercise of the Exchange Right, as provided in this Section 2.6, the exchange shall be deemed to have occurred, and the holder of such Exchangeable Shares shall be deemed to have transferred to U.S. Company or the Permitted Subsidiary all of its right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a Holder in respect thereof, other than the right to receive the Exchange Right Consideration therefor, unless the requisite number of Corresponding U.S. Company Shares (together with a cheque for the balance, if any, of the total Exchange Right Consideration therefor without interest less any tax required to be deducted or withheld from the total Exchange Right Consideration by U.S. Company or the Permitted Subsidiary) is not allotted, issued and delivered by U.S. Company or the Permitted Subsidiary to such Holder (or to such other persons, if any, properly designated by such Holder), within five (5) Business Days of the date of the exercise of the Exchange Right, in which case the rights of the Holder as a holder of Exchangeable Shares shall remain unaffected until such Corresponding U.S. Company Shares are so allotted, issued and delivered by U.S. Company or the Permitted Subsidiary and any such cheque is so delivered and paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the Corresponding U.S. Company Shares delivered to it pursuant to the Exchange Right.

2.7 Exercise of Exchange Right Subsequent to Retraction

If a Holder has exercised its rights under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Holder (the “Retracted Shares”) and is notified by the Corporation pursuant to Section 6.6 of the Exchangeable Share Provisions that the Corporation will not be permitted, as a result of the solvency requirement, other provisions of applicable law or other restrictions specified in Section 6.6 of the Exchangeable Share Provisions, to redeem all such Retracted Shares, then, provided that neither U.S. Company nor a Permitted Subsidiary shall have exercised the Retraction Call Right with respect to the Retracted Shares and further provided that the Holder has not revoked the retraction request delivered by the Holder to the Corporation pursuant to Section 6.8 of the Exchangeable Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Holder of the exercise of the Exchange Right with respect to those Retracted Shares which the Corporation is unable to redeem. In any such event, the Corporation hereby agrees to immediately notify the Holder of such prohibition against the Corporation redeeming all of the Retracted Shares.

Without in any way limiting the Exchange Right or Automatic Exchange Rights and notwithstanding Section 6.6(b) of the Exchangeable Share Provisions, the Corporation agrees to redeem in accordance with the Exchangeable Share Provisions the Retracted Shares specified in a Retraction Request given at any time by a Holder, provided that neither U.S. Company nor a Permitted Subsidiary shall have exercised the Retraction Call Right with respect to such Retracted Shares, the redemption of the Retracted Shares would not be contrary to solvency requirements or any other provision of applicable law (other than Section 6.6(b) of the Exchangeable Share Provisions) and that the Holder is not an “eligible investor”, as defined in the Small Business Venture Capital Act (British Columbia), as amended or substituted from time to time, that has invested in the Corporation in connection with an approval granted under Part II of such Act.

2.8 Stamp or Other Transfer Taxes

Upon any exchange of Exchangeable Shares pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Corresponding U.S. Company Shares to be delivered in connection with the payment of the total consideration therefor shall be issued in the name of the holder of the Exchangeable Shares so exchanged or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder (a) shall pay (and none of U.S. Company, any Permitted Subsidiary or the Corporation shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (b) shall have established to the satisfaction of U.S. Company or the Permitted Subsidiary, as the case may be, and the Corporation that such taxes, if any, have been paid.

2.9 Reservation of U.S. Company Shares

U.S. Company hereby represents, warrants and covenants that it has reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock, such number of U.S. Company Shares as are now and may hereafter be required to enable and permit U.S. Company, any Permitted Subsidiary and the Corporation to meet their obligations hereunder, under the Support Agreement and under the Exchangeable Share Provisions (including, without limitation, U.S. Company’s obligation to issue U.S. Company Common Stock on the conversion of the U.S. Company Preferred Stock issuable on the redemption, retraction or exchange of the Exchangeable Shares).

2.10 Notice of Liquidation Event

As soon as practicable following the occurrence of any event that, with the giving of notice or the passage of time or both, would be a Liquidation Event, the Corporation shall give written notice thereof to U.S. Company. As soon as practicable following the receipt of notice from the Corporation of the occurrence of a Liquidation Event, or upon U.S. Company becoming aware of a Liquidation Event, U.S. Company shall provide written notice to each Holder of such Liquidation Event, which written notice shall contain a brief statement of the rights of the Holders with respect to the Exchange Right.

2.11 Automatic Exchange on Liquidation of U.S. Company

(a)	Each of the following events shall give rise to the automatic exchange of the Exchangeable Shares as provided in this Section 2.11 (each, a “U.S. Company Liquidation Event”):

(i)	any determination by the board of directors of U.S. Company to institute voluntary liquidation, dissolution or winding-up proceedings with respect to U.S. Company or to effect any other distribution of assets of U.S. Company among its stockholders for the purpose of winding up its affairs; and

(ii)	upon the earlier of U.S. Company receiving notice, or otherwise becoming aware, of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of U.S. Company or to effect any other distribution of assets of U.S. Company among its stockholders for the purpose of winding up its affairs.

(b)	U.S. Company will give the Holders written notice of a U.S. Company Liquidation Event described in Section 2.11(a) or any threatened U.S. Company Liquidation Event of which U.S. Company is aware at least twenty (20) days prior to the record date or other relevant date for determining the eligibility of holders of U.S. Company Shares to participate as shareholders in respect of such U.S. Company Liquidation Event (the “U.S. Company Liquidation Event Record Date”). Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for U.S. Company Shares provided for in Section 2.11(c).

(c)	In order that the holders of Exchangeable Shares will be able to participate on a pro rata basis with the holders of Corresponding U.S. Company Shares in the distribution of assets of U.S. Company in connection with a U.S. Company Liquidation Event, on the fifth Business Day prior to the U.S. Company Liquidation Event Record Date, all of the then outstanding Exchangeable Shares shall be automatically exchanged for U.S. Company Shares. To effect such automatic exchange, U.S. Company or a Permitted Subsidiary and the Holder shall exchange each Exchangeable Share outstanding on the fifth Business Day prior to the U.S. Company Liquidation Event Record Date and held by such Holder for consideration per share equal to the Exchange Amount, by delivering to such Holder one Corresponding U.S. Company Share for each Exchangeable Share held plus an amount per Exchangeable Share equal to the Outstanding Dividend Amount on such Exchangeable Share.

(d)	On the fifth Business Day prior to the U.S. Company Liquidation Event Record Date, the closing of the automatic exchange of Exchangeable Shares for Corresponding U.S. Company Shares shall be deemed to have occurred, and each holder of Exchangeable Shares shall be deemed to have transferred to U.S. Company or a Permitted Subsidiary all of the Holder’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and U.S. Company or the Permitted Subsidiary shall deliver to the Holder the Corresponding U.S. Company Shares deliverable upon the automatic exchange of Exchangeable Shares for U.S. Company Shares and shall deliver to the Holder a cheque for the balance, if any, of the total Outstanding Dividend Amount for such Exchangeable Shares without interest. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the U.S. Company Shares delivered to it pursuant to the automatic exchange of Exchangeable Shares for U.S. Company Shares and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with U.S. Company or a Permitted Subsidiary pursuant to such automatic exchange shall thereafter be deemed to represent the U.S. Company Shares delivered to the Holder by U.S. Company or the Permitted Subsidiary pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent U.S. Company Shares, duly endorsed in blank and accompanied by such instruments of transfer as U.S. Company or the Permitted Subsidiary may reasonably require, U.S. Company or the Permitted Subsidiary shall deliver or cause to be delivered to the Holder certificates representing the U.S. Company Shares representing the Exchange Right Consideration in respect of such Exchangeable Shares.

2.12 Automatic Exchange on Liquidation of the Corporation

(a)	Each of the following events shall give rise to the automatic exchange of the Exchangeable Shares as provided in this Section 2.12 (each, a “Corporation Automatic Liquidation Event”):

(i)	any determination by the board of directors of the Corporation to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs; and

(ii)	upon the earlier of the Corporation receiving notice, or otherwise becoming aware, of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(b)	The Corporation will give the Holders written notice of a Corporation Automatic Liquidation Event described in Section 2.12(a) or any threatened Corporation Automatic Liquidation Event of which the Corporation is aware at least twenty (20) days prior to the record date or other relevant date for determining the eligibility of holders of Exchangeable Shares to participate as shareholders in respect of such Corporation Automatic Liquidation Event (the “Corporation Automatic Liquidation Event Record Date”). Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for U.S. Company Shares provided for in Section 2.12(c).

(c)	On the fifth Business Day prior to the Corporation Automatic Liquidation Event Record Date, all of the then outstanding Exchangeable Shares shall be automatically exchanged for U.S. Company Shares. To effect such automatic exchange, U.S. Company or a Permitted Subsidiary and the Holder shall exchange each Exchangeable Share outstanding on the fifth Business Day prior to the Corporation Automatic Liquidation Event Record Date and held by such Holder for consideration per share equal to the Exchange Amount, by delivering to such Holder one Corresponding U.S. Company Share for each Exchangeable Share held plus an amount per Exchangeable Share equal to the Outstanding Dividend Amount on such Exchangeable Share.

(d)

On the fifth Business Day prior to the Corporation Automatic Liquidation Event Record Date, the closing of the automatic exchange of Exchangeable Shares for Corresponding U.S. Company Shares shall be deemed to have occurred, and each holder of Exchangeable Shares shall be deemed to have transferred to U.S. Company or a Permitted Subsidiary all of the Holder’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and U.S. Company or the Permitted Subsidiary shall deliver to the Holder the Corresponding U.S. Company Shares deliverable upon the automatic exchange of Exchangeable Shares for U.S. Company Shares and shall deliver to the Holder a cheque for the balance, if any, of the total Outstanding Dividend Amount for such Exchangeable Shares without interest. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the U.S. Company Shares delivered to it pursuant to the automatic exchange of Exchangeable Shares for U.S. Company Shares and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with U.S. Company or a Permitted Subsidiary pursuant to such automatic exchange shall thereafter be deemed to represent the U.S. Company Shares delivered to the Holder by U.S. Company or the Permitted Subsidiary pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent U.S. Company Shares, duly endorsed in blank and accompanied by such instruments of transfer as U.S. Company or the Permitted Subsidiary may reasonably require, U.S. Company or the Permitted Subsidiary shall deliver or cause to be delivered to the Holder certificates representing the U.S. Company Shares representing the Exchange Right Consideration in respect of such Exchangeable Shares.

2.13 Withholding Rights

The Corporation, U.S. Company and any Permitted Subsidiary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to a holder of Exchangeable Shares (whether pursuant to this Agreement, the Exchangeable Share Provisions or otherwise) such amounts as the Corporation, U.S. Company or the Permitted Subsidiary is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 3

AMENDMENTS AND TRANSFERS

3.1 Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by U.S. Company and the Corporation and, unless such amendment is contemplated in Sections 11.2(a), (b) or (c) of the Exchangeable Share Provisions, approved by the holders of Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

3.2 Changes in Capital of U.S. Company and the Corporation

At all times after the occurrence of any event contemplated pursuant to Section 3.2 of the Support Agreement or otherwise, as a result of which U.S. Company Shares or the Exchangeable Shares are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which U.S. Company Shares or the Exchangeable Shares are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

3.3 Meeting to Consider Amendments

The Corporation, at the request of U.S. Company, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to this Article 3. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

3.4 Transfer Restriction

Notwithstanding any other provision of this Agreement:

(a)	no Exchangeable Shares may be Transferred unless an equal number of Canadian Special Voting Shares and an equal number of shares of:

(i)	U.S. Company Common Special Voting Stock, if the Exchangeable Shares proposed to be Transferred are Common Exchangeable Shares;

(ii)	Series A-1 Special Voting Stock, if the Exchangeable Shares proposed to be Transferred are Series A-1 Exchangeable Shares;

(iii)	Series A-2 Special Voting Stock , if the Exchangeable Shares proposed to be Transferred are Series A-2 Exchangeable Shares;

(iv)	Series B-1 Special Voting Stock, if the Exchangeable Shares proposed to be Transferred are Series B-1 Exchangeable Shares;

(v)	Series B-2 Special Voting Stock, if the Exchangeable Shares proposed to be Transferred are Series B-2 Exchangeable Shares; and

(vi)	Series C Special Voting Stock, if the Exchangeable Shares proposed to be Transferred are Class C Exchangeable Shares are concurrently Transferred to the transferee;

(b)	no shares of Class A Preferred Stock, Class B Preferred Stock, Series C Preferred Stock or U.S. Company Common Stock may be Transferred unless an equal number of Canadian Special Voting Shares are concurrently Transferred to the transferee;

(c)	no Canadian Special Voting Shares may be Transferred unless the transferor complies with paragraph (a) or (b) above;

(d)	no Exchangeable Shares or U.S. Company Shares may be Transferred unless, in addition to such Transfer complying with paragraphs (a), (b) and (c), the transferee enters into this Agreement by executing a counterpart to this Agreement in the form attached as Schedule A; and

(e)	no Exchangeable Shares may be issued by the Corporation, and no U.S. Company Shares may be issued by U.S. Company, unless the person to whom such shares are issued enters into this Agreement by executing a counterpart to this Agreement in the form attached as Schedule A.

3.5 Options to Purchase Special Voting Shares

(a)	Each Holder hereby grants an option to U.S. Company to purchase, at a price of $0.000001 per share, at any time:

(i)	the number of shares of U.S. Company Common Special Voting Stock held by such Holder at that time that is greater than the number of Common Exchangeable Shares held by such Holder at that time;

(ii)	the number of shares of Series A-1 Special Voting Stock held by such Holder at that time that is greater than the number of Series A-1 Exchangeable Shares held by such Holder at that time;

(iii)	the number of shares of Series A-2 Special Voting Stock held by such Holder at that time that is greater than the number of Series A-2 Exchangeable Shares held by such Holder at that time;

(iv)	the number of shares of Series B-1 Special Voting Stock held by such Holder at that time that is greater than the number of Series B-1 Exchangeable Shares held by such Holder at that time;

(v)	the number of shares of Series B-2 Special Voting Stock held by such Holder at that time that is greater than the number of Series B-2 Exchangeable Shares held by such Holder at that time; and

(vi)	the number of shares of Series C Special Voting Stock held by such Holder at that time that is greater than the number of Class C Exchangeable Shares held by such Holder at that time.

(b)	Each Holder hereby grants an option to the Corporation to purchase, at a price of US$0.000001 per share, at any time, the number of Canadian Special Voting Shares held by such Holder at that time that is greater than the aggregate number of shares of U.S. Company Common Stock that would be held by such Holder if all of the U.S. Company Shares and Exchangeable Shares held by such Holder at that time were converted into or exchanged for U.S. Company Common Stock.

(c)

The options granted pursuant to Sections 3.5(a) and (b) may be exercised by U.S. Company or the Corporation, as the case may be, by giving at least two Business Days’ notice to the Holder of its intention to exercise the option. Such notice must be accompanied by payment of the purchase price for the shares in respect of which the option is being exercised. Upon receipt of such payment, the Holder is deemed to have ceased to be a holder of the shares acquired pursuant to the exercise of the option and has no right to exercise the votes in respect of such shares. Within two Business Days following receipt of such notice and payment, the Holder will surrender to U.S. Company or the Corporation, as the case may be, the certificates representing the shares in respect of which the option has been exercised. If any Holder fails to deliver such certificates, the Secretary of U.S. Company is deemed to be irrevocably appointed as the true and lawful attorney for such Holder with authority to do all things and execute and deliver, on behalf of and in the name of such Holder, such deeds, transfers, consents, resolutions, share certificates or other documents as may be necessary or desirable to complete the sale of shares contemplated in this Section 3.5, and the Holder will have no claim or cause of action against any party to this Agreement or against any third party, as a result of the Secretary of U.S. Company so acting as its attorney, such appointment and power of attorney, being coupled with an interest, is not revoked by the insolvency or bankruptcy of the Holder, and each Holder hereby ratifies and confirms all that the Secretary of U.S. Company may lawfully do or cause to be done by virtue of such appointment and power.

(d)	The Corporation hereby grants an option to each Holder to subscribe for and purchase, at a price of US$0.000001 per share, at any time, the number of Canadian Special Voting Shares that, when added to the number of Canadian Special Voting Shares held by such Holder at that time, is equal to the aggregate number of shares of U.S. Company Common Stock that would be held by such Holder if all of the U.S. Company Preferred Stock and Exchangeable Shares held by such Holder at that time were converted into or exchanged for U.S. Company Common Stock. Such option is deemed to be exercised, with no further act of the Holder, and the Corporation will forthwith issue the Canadian Special Voting Shares to such Holder, at any time that the number of Canadian Special Voting Shares held by such Holder is less than the number of shares of U.S. Company Common Stock that would be held by such Holder if all of the U.S. Company Preferred Stock and Exchangeable Shares held by such Holder at that time were converted into or exchanged for U.S. Company Common Stock. At the time of such deemed exercise, the Corporation will notify U.S. Company of such exercise, and U.S. Company will, on behalf of the Holder, pay to the Corporation the exercise price. Upon receipt of payment of the exercise price, the Corporation will issue to the Holder the Canadian Special Voting Shares upon such deemed exercise.

3.6 Drag-Along

(a)	Subject to this Section 3.6, if Holders holding not less than two-thirds (2/3) of the U.S. Company Common Stock on a Fully Converted Basis (voting together as a single class) approve (“Majority Approval”) a Change of Control transaction, whether at a meeting of Holders, by written consent in lieu of a meeting of Holders or by the tender of their shares, then all Holders shall be obligated to:

(i)	vote all Shares held by the Holders in favour of such transaction;

(ii)	sell, transfer or exchange all of the Shares held by the Holders in connection with such transaction on the same terms as those approved by Majority Approval; and

(iii)	execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Corporation or U.S. Company in order to carry out the terms and provisions of this Section 3.6.

(b)	The obligations of the Holders set forth in this Section 3.6 shall apply with respect to a particular Holder for any proposed Change of Control transaction only if:

(i)	the liability for indemnification, if any, of such Holder in the proposed Change of Control transaction and for the inaccuracy of any representations and warranties made by the Corporation or U.S. Company in connection with such proposed Change of Control transaction, is several and not joint with any other person, and is pro rata in proportion to the amount of consideration paid to such Holder in connection with such proposed Change of Control transaction (in accordance with the provisions of U.S. Company certificate of incorporation);

(ii)	such Holder’s indemnification obligations under a proposed Change of Control transaction would not exceed the proceeds actually paid to such Holder with respect to such proposed Change of Control transaction, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(iii)	any representations and warranties to be made by such Holder in connection with the proposed Change of Control transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (A) the Holder holds all right, title and interest in and to the Shares such Holder purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(iv)	the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the proposed Change of Control transaction, other than the Corporation or U.S. Company;

(v)	upon the consummation of the proposed Change of Control transaction, (A) each holder of each series of U.S. Company Preferred Stock will receive the same form of consideration for such series, (B) each holder of a series of U.S. Company Preferred Stock will receive the same amount of consideration per share of such series of U.S. Company Preferred Stock, (C) each holder of U.S. Company Common Stock will receive the same amount of consideration per share of U.S. Company Common Stock, and (D) the aggregate consideration receivable by all holders of the U.S. Company Preferred Stock and U.S. Company Common Stock shall be allocated among the holders of U.S. Company Preferred Stock and U.S. Company Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of U.S. Company Preferred Stock and the holders of U.S. Company Common Stock are entitled in a Change of Control transaction in accordance with U.S. Company’s certificate of incorporation in effect immediately prior to the proposed Change of Control transaction; and

(vi)	subject to clause (v) above, requiring the same form of consideration to be received by the holders of U.S. Company Preferred Stock, if any holders of U.S. Company Preferred Stock are given an option as to the form and amount of consideration to be received as a result of the proposed Change of Control transaction, all holders of such capital stock will be given the same option.

(c)	In addition, no Holder shall be a party to a Change of Control transaction structured as a sale of stock by the Holders (“Stock Sale”) unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in U.S. Company’s certificate of incorporation in effect immediately prior to the Stock Sale (as if such transaction were a liquidation event under Section C.2 of Article Fourth).

(d)	Each of the Holders hereby grants U.S. Company a proxy covering the total number of Shares of capital stock of U.S. Company directly or indirectly acquired (of record or beneficially) by such party for the purposes of approving a Change of Control transaction which complies with this Section 3.6. Each party delivering this proxy hereby agrees that the proxy is coupled with an interest and is irrevocable.

3.7 Legends

(a)	Share certificates of the Corporation shall bear the following language either as an endorsement or on the face of such share certificate:

The shares represented by this certificate are subject to all the terms and conditions of an exchange agreement dated for reference June 8, 2007, as amended from time to time, among, inter alia, Aquinox Pharmaceuticals Inc., Aquinox Pharmaceuticals (USA) Inc. and the holders of the shares, which agreement constitutes a unanimous shareholders agreement within the meaning of the Canada Business Corporations Act and contains, among other things, restrictions on the right of the holder hereof to transfer or sell the shares. A copy of such exchange agreement is on file at the registered office of the Corporation.

(b)	Share certificates of U.S. Company shall bear the following language either as an endorsement or on the face of such share certificate:

The shares represented by this certificate are subject to all the terms and conditions of an exchange agreement dated for reference June 8, 2007, as amended from time to time among, inter alia, Aquinox Pharmaceuticals Inc., Aquinox Pharmaceuticals (USA) Inc. and the holder of the shares, which agreement contains, among other things, restrictions on the right of the holder hereof to transfer or sell the shares. A copy of such exchange agreement is on file at the registered office of the Corporation.

ARTICLE 4

SUPPORT AGREEMENT

4.1 Application of Support Agreement to holders of Exchangeable Shares

To the extent that any representation, warranty or covenant contained in Article 2 of the Support Agreement is not provided herein, the Corporation and U.S. Company hereby incorporate by reference such representations, warranties and covenants and acknowledge that the holders of Exchangeable Shares are relying on such representations, warranties and covenants as if they were parties to the Support Agreement.

4.2 Amendments and Waiver under Support and Exchange Agreements

The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or this Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of parties to such agreement other than the Corporation for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

(b)	making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of each of the Boards, may be expedient to make, provided that each of the Boards shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the each of the Boards shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 5

APPROVAL MATTERS

5.1 Specific Matters Requiring Board Approval

Each of the Companies shall only undertake or proceed with any of the following matters with the prior approval of the Board of the respective Company:

(a)	approve any adoption or amendment of any plan under which employees of a Company are entitled to purchase or receive shares in the capital of such Company;

(b)	loan any money to, provide a guarantee of, assume liability for the debts or obligations of any other Person other than a Subsidiary of such Company in excess of $50,000, or grant any security interest over the assets of a Company;

(c)	enter into or amend any employment or consulting agreements with senior management of a Company;

(d)	amend any devotion of time, non-competition, non-disclosure agreements, proprietary rights agreements, employment agreements, profit sharing agreements, or agreements relating to intellectual property with key employees between a Company and any of its directors, employees, key employees or consultants, other than any amendments that are not prejudicial to a Company; or

(e)	enter into any joint venture or partnership with any corporation, partnership, joint venture, firm or Person.

Each Company shall ensure that any of its Subsidiaries only undertake or proceed with the kind of transactions referred to above in this Section 5.1 (as adjusted to relate to similar actions of such Subsidiary) with the prior approval of the Board of the respective Company.

5.2 Specific Major Matters also Requiring Investors’ Approval

(a)	So long as at least 25% of the Preferred Voting Stock issued under the Subscription Agreements (or Preferred Voting Stock issued pursuant to the exchange of Exchangeable Preferred Shares issued pursuant to the Subscription Agreements) remains outstanding, the Companies shall only undertake or proceed with any of the matters described in subsections (a) through (e) of Section 5.1 or any of the following matters with prior Investor Approval:

(i)	redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any securities of a Company (other than securities of the Corporation held or purchased by U.S. Company) unless required under the special rights and restrictions attached to such securities, this Agreement or the Support Agreement or pursuant the terms of the Incentive Compensation Plans/ESOPs and related agreements thereto;

(ii)	take any action that results in the payment or declaration of any dividend on any securities of a Company (other than securities of the Corporation held by U.S. Company) or in the distribution of any cash (other than in the normal course of business), securities or assets of the Company unless required under the special rights and restrictions attached to such securities, this Agreement or the Support Agreement;

(iii)	authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the Preferred Voting Stock or the Exchangeable Preferred Shares except for any issuance pursuant to this Agreement, the Support Agreement or the Class C Subscription Agreement and except for any issuance by the Corporation to U.S. Company;

(iv)	effect a public offering of securities of a Company;

(v)	amend, alter or repeal any of the provisions of a Company’s Constating Documents;

(vi)	take any action which effects a liquidation, dissolution or winding up of a Company or any Subsidiary of a Company;

(vii)	make any loans or monetary advances to employees of a Company or of any Subsidiary of a Company (or any relative of such persons), except as unanimously approved by the Board of such Company;

(viii)	incur or guarantee any indebtedness, or permit any Subsidiary to incur or guarantee any such indebtedness, except as unanimously approved by the Board of such Company;

(ix)	create any mortgage, pledge, or other security interest in all or substantially all of the property of a Company, or any of its Subsidiaries, except as unanimously approved by the Board of such Company;

(x)	own, or permit any Subsidiary of a Company to own, any stock or other securities of any other corporation, partnership or entity (other than stock or other securities of the Corporation held by U.S. Company), unless such entity is wholly-owned by such Company and such ownership is unanimously approved by the Board of such Company;

(xi)	increase or decrease the number of directors of a Company except in accordance with the Shareholders’ Agreement;

(xii)	effect a Change of Control or enter into any agreement relating to the same unless such Change of Control is in accordance with Section 3.6 of this Agreement or has been approved by Majority Approval;

(xiii)	make a material change in the nature of the Business; or

(xiv)	increase, or authorize the increase of, the number of securities of a Company available under the Incentive Compensation Plans/ESOPs.

(b)	The Corporation shall not issue any of its New Common Shares or Non-Voting Preferred Shares to any Person other than U.S. Company, and U.S. Company shall not Transfer any New Common Shares or Non-Voting Preferred Shares of the Corporation to any Person other than the Corporation, without prior Investor Approval.

ARTICLE 6

GENERAL

6.1 Call Rights, Compliance with other Instruments

Each holder hereby acknowledges and agrees to the Liquidation Call Right, Redemption Call Right and the Retraction Call Right, and hereby grants each such right to U.S. Company and (if designated by U.S. Company) to Permitted Subsidiary. Each of the Corporation and U.S. Company confirms that it will comply, and U.S. Company will cause Permitted Subsidiary to comply, with the Exchangeable Share Provisions and the Support Agreement, as applicable.

6.2 Unanimous Shareholders Agreement

The parties hereto agree that this Agreement is intended to operate as a unanimous shareholders agreement within the meaning of the Canada Business Corporations Act with respect to the Corporation.

6.3 Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than U.S. Company and its Affiliates.

6.4 Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

6.5 Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.6 Notices to Parties

All notices, requests, consents and demands must be in writing and must be personally delivered (effective upon receipt), faxed (effective upon receipt of the fax in complete, readable form), or sent via a reputable overnight courier service (effective the following Business Day):

(a)	if to U.S. Company or the Corporation, to:

Suite 430, 5600 Parkwood Way

Richmond, BC V6V 2M2

Facsimile: (778) 331-4486

Attention: David Main

with a copy to:

McCarthy Tétrault LLP

777 Dunsmuir Street Suite 1300

PO Box 10424 Pacific Centre

Vancouver BC V7Y 1K2

Facsimile: (604) 622-5796

Attention: Robin Mahood

and to:

Cooley LLP

719 Second Avenue

Suite 900

Seattle, WA 98104

Facsimile: (206) 452-8800

Attention: Gordon Empey

6.7 Notice to Holders

Any and all notices to be given and any documents to be sent to any holders of Exchangeable Shares may be given or sent to the address of such Holder shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders. Any and all notices to be given and any documents to be sent to any holders of U.S. Company Shares may be given or sent to the address of such Holder shown on the register of holders of U.S. Company Shares in any manner permitted by the by-laws of U.S. Company from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

6.8 Counterparts

This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.9 Governing Law

This Agreement shall be construed and enforced in accordance with the laws of Province of British Columbia and the laws of Canada applicable therein. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the Courts of the Province of British Columbia , and each of the parties hereby irrevocably submits to the jurisdiction of such courts.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AQUINOX PHARMACEUTICALS INC.		AQUINOX PHARMACEUTICALS (USA) INC.

Per:	/s/ David Main
	(Authorized Signatory)	Per:	/s/ David Main
(Authorized Signatory)

BAKER BROS. LIFE SCIENCES, L.P.		BAKER BROS. INVESTMENTS II, L.P.
By:	Baker Bros. Advisors, LLC,	By:	Baker Bros. Advisors, LLC,
	management company and		management company and investment
	investment adviser to Baker Brothers		adviser to Baker Bros. Investments II,
	Life Sciences, L.P., pursuant to		L.P., pursuant to authority granted to it
	authority granted to it by Baker		by Baker Bros. Capital, L.P., general
	Brothers Life Sciences Capital L.P.,		partner to Baker Bros. Investments II,
	general partner to Baker Brothers		L.P., and not as the general partner
Life Sciences, L.P., and not as the
	general partner	By:	/s/ Scott Lessing
Scott Lessing
By:	/s/ Scott Lessing		President
Scott Lessing
President

667, L.P.		14159, L.P.
By:	Baker Bros. Advisors, LLC,	By:	Baker Bros. Advisors, LLC,
	management company and		management company and investment
	investment adviser to 667, L.P.,		adviser to 14159, L.P., pursuant to
	pursuant to authority granted to it by		authority granted to it by 14159
	Baker Biotech Capital, L.P., general		Capital, L.P., general partner to 14159,
	partner to 667, L.P., and not as the		L.P., and not as the general partner
general partner
		By:	/s/ Scott Lessing
By:	/s/ Scott Lessing		Scott Lessing
	Scott Lessing		President
President

VENTURES WEST 8 LIMITED		B.C. ADVANTAGE FUND (VCC) LTD.
PARTNERSHIP, by its General Partner,
Ventures West 8 Management Ltd.
		Per:	/s/ Illegible
Per:	/s/ Illegible		(Authorized Signatory)
(Authorized Signatory)

Per:	/s/ Illegible
(Authorized Signatory)

JOHNSON & JOHNSON DEVELOPMENT CORPORATION		PFIZER INC.

		Per:	/s/ Barbara Dalton
Per:	/s/ Asish K. Xavier		(Authorized Signatory)
Asish K. Xavier, Ph.D.
Principal/Executive Director, Venture
Investments

AUGMENT INVESTMENTS LTD.

Per:	/s/ Egor Rulkov
Egor Rulkov
Attorney in Fact by Power of Attorney

SIGNED AND DELIVERED by Raymond J. Andersen in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	RAYMOND J. ANDERSEN

SIGNED AND DELIVERED by Gerald Krystal in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GERALD KRYSTAL

SIGNED AND DELIVERED by Gerald Krystal and Jacqueline Lea Krystal as trustees of The Krystal Family Trust in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GERALD KRYSTAL AND JACQUELINE LEA KRYSTAL AS TRUSTEES OF THE KRYSTAL FAMILY TRUST

SIGNED AND DELIVERED by David J. Main and Karen M. Main as trustees of the Main Family Trust in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	DAVID J. MAIN AND KAREN M. MAIN AS TRUSTEES OF THE MAIN FAMILY TRUST

SIGNED AND DELIVERED by Alice Low Fung Mui in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	ALICE LOW FUNG MUI

SIGNED AND DELIVERED by Christopher John Ong in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	CHRISTOPHER JOHN ONG

SIGNED AND DELIVERED by David Main in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	DAVID MAIN

SIGNED AND DELIVERED by Christopher John Ong as trustee of the CJ Ong Family Trust in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	CHRISTOPHER JOHN ONG AS TRUSTEE OF THE CJ ONG FAMILY TRUST

RIX VENTURE CAPITAL (VCC) CORP.		BUILDING BIOTECH (VCC) LTD.

Per:		Per:
	(Authorized Signatory)		(Authorized Signatory)

SIGNED AND DELIVERED by David M. Babych in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	DAVID M. BABYCH

SIGNED AND DELIVERED by Grant A. Dakus in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GRANT A. DAKUS

SIGNED AND DELIVERED by Ian Mortimer in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	IAN MORTIMER

RIX PROFESSIONAL MEDICAL CORPORATION		MARK BETTERIDGE & ASSOCIATES (MBA) INC.

Per:		Per:
	(Authorized Signatory)		(Authorized Signatory)

SIGNED AND DELIVERED by Joseph Garcia in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	JOSEPH GARCIA

SIGNED AND DELIVERED by Barry Pynn in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	BARRY PYNN

SIGNED AND DELIVERED by James Hoggan in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	JAMES HOGGAN

UNIVERSITY OF PAPUA NEW GUINEA		THE UNIVERSITY OF BRITISH COLUMBIA

Per:		Per:
	(Authorized Signatory)		(Authorized Signatory)

SIGNED AND DELIVERED by Bruce Hay in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	BRUCE HAY

SIGNED AND DELIVERED by Rich Simons in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	RICH SIMONS

SIGNED AND DELIVERED by Timothy Fernback in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	TIMOTHY FERNBACK

THE BRITISH COLUMIA CANCER AGENCY BRANCH

Per:
(Authorized Signatory)

SIGNED AND DELIVERED by David Williams in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	DAVID WILLIAMS

SIGNED AND DELIVERED by Michael LeBlanc in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	MICHAEL LEBLANC

SIGNED AND DELIVERED by Gina Chong in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GINA CHONG

SIGNED AND DELIVERED by Nicole Lee-Son in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	NICOLE LEE-SON

SIGNED AND DELIVERED by Matt Nodwell in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	MATT NODWELL

SCHEDULE “A”

to the Aquinox Pharmaceuticals Inc./Aquinox Pharmaceuticals (USA) Inc.

Exchange Agreement

COUNTERPART SIGNATURE PAGE

THE UNDERSIGNED, ¿, has purchased ¿ shares of [¿ Exchangeable Shares of Aquinox Pharmaceuticals Inc. or ¿shares of U.S. Company Preferred Stock of Aquinox Pharmaceuticals (USA) Inc.] and hereby undertakes and agrees to become a party to and to be bound by the terms and conditions of the Amended & Restated Exchange Agreement between Aquinox Pharmaceuticals Inc., Aquinox Pharmaceuticals (USA) Inc. made as of March 19, 2013, a copy of which agreement the undersigned acknowledges having received.

IN WITNESS WHEREOF this                     day of                     ,                         .

Shareholder
By:
Name:
Title:
Address:

Name and class of shares held:	_____________________